Exhibit 99.1


DOBSON COMMUNICATIONS AND AT&T WIRELESS COMPLETE EXCHANGE OF
   PROPERTIES IN CALIFORNIA, ALASKA

Dobson Now the Largest Wireless Services Operator in Alaska

OKLAHOMA CITY - June 17, 2003 - Dobson Communications Corporation (NASDAQ: DCEL) and AT&T Wireless Services, Inc. (NYSE: AWE) have completed their exchange of wireless properties in California and Alaska. As part of the exchange transaction, AT&T Wireless transferred to Dobson the Dobson Series AA preferred stock that it held. As previously announced, Dobson will cancel the Series AA preferred stock.

AT&T Wireless transferred its ownership in the Anchorage Metropolitan Service Area (Anchorage MSA) market and the Alaska Rural Service Area (RSA) 2 market to Dobson. The addition of these markets to the two that Dobson already operates in Alaska - Alaska RSA 1, which includes the city of Fairbanks, and Alaska RSA 3, which includes Juneau - now makes Dobson the largest wireless services provider in the state.

The Anchorage MSA has a population of approximately 262,100, while the licensed area in Alaska RSA 2 that Dobson acquired has a population of approximately 121,000. Geographically, this area in Alaska RSA 2 encompasses the cities of Wasilla, Palmer and Glenallen to the north and northeast of Anchorage; Valdez, Homer and Seward to the south; and significant tourist destinations in the south central region of the state.

Dobson transferred to AT&T Wireless its ownership in the Santa Cruz, California MSA and California RSA 4 markets. The Santa Cruz MSA covers a population of approximately 255,600, and California RSA 4 includes a population of approximately 386,900.

"This transaction benefits Dobson Communications by combining the state's three largest population centers into one statewide, wireless footprint that covers 91 percent of Alaska's population," said Everett Dobson, chairman, chief executive officer and president for Dobson Communications. "We plan to expand wireless coverage and introduce new voice and data services throughout Alaska."

From a financial perspective, he noted that the property swap complements Dobson's emphasis on developing its subscriber service business, in contrast to its wholesale roaming business. The two California properties generated a high level of roaming revenues, with the great majority of roaming minutes provided by AT&T customers traveling through Santa Cruz and California RSA 4. In contrast, the exchange will result in a net gain of almost 77,000 subscribers for Dobson.

About AT&T  Wireless

AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.1 million subscribers as of March 31, 2003, and revenues of nearly $16.0 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally. For more information, please visit us at http://www.attwireless.com/.

About Dobson Communications

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns or manages wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

Contact: J. Warren Henry
         Vice President, Investor Relations
         (405) 529-8820